Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-193462, No. 333-226377 and No.333-229508) of BIT Mining Limited (formerly known as 500.com Limited) of our report dated April 14, 2021 with respect to the audited consolidated balance sheets as of December 31, 2020, and 2019, and the related consolidated statements of comprehensive loss, changes in shareholders' equity, and cash flows for each of the three years ended December 31, 2020, as well as the effectiveness of internal control over financial reporting as of December 31, 2020, which appears in this annual report on Form 20-F.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

April 14, 2021